As filed with the Securities and Exchange Commission on August 21, 2023

Registration No. 333-236211

Registration No. 333-199579

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to:

Form S-3 Registration Statement No. 333-236211

Form S-3 Registration Statement No. 333-199579

UNDER

THE SECURITIES ACT OF 1933

FRANCHISE GROUP, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	27-3561876 (IRS Employer Identification No.)

109 Innovation Court, Suite J

Delaware, Ohio 43015

(740) 363-2222

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Tiffany McMillan-McWaters
Deputy General Counsel

Franchise Group, Inc.
109 Innovation Court, Suite J

Delaware, Ohio 43015

(740) 363-2222

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

David W. Ghegan, Esq.
Betty Linkenauger Segaar, Esq.
Troutman Pepper Hamilton Sanders LLP
600 Peachtree Street, N.E.
Suite 3000
Atlanta, Georgia 30308
(404) 885-3139

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-3 (the “Registration Statements”) filed by Franchise Group, Inc., a Delaware corporation (the “Registrant”), and are being filed to withdraw and remove from registration the securities of the Registrant that had been registered but not issued under the Registration Statements:

1.	Registration Statement on Form S-3 (File No. 333-236211), originally filed with the SEC on January 31, 2020, and later amended and filed with the SEC on May 21, 2020, registering (i) an indeterminate amount of common stock, preferred stock, warrants, rights to purchase common stock or preferred stock, units and debt securities as shall have an aggregate initial offering price not to exceed $300 million or the equivalent in foreign currencies, in connection with a primary offering and (ii) 26,825,951.18 shares of common stock, par value $0.01 per share (“Common Stock”), at a proposed maximum offering price per share of $13.42, in connection with a secondary offering; and

2.	Registration Statement on Form S-3 (File No. 333-199579), originally filed with the SEC on October 23, 2014, and later amended and filed with the SEC on November 21, 2014, registering (i) an indeterminate amount of senior debt securities, subordinated debt securities, Class A common stock, preferred stock, depositary shares, warrants, rights to purchase common stock or preferred stock, stock purchase contracts and stock purchase units, and units as shall have an aggregate initial offering price not to exceed $200 million or the equivalent in foreign currencies, in connection with a primary offering and (ii) 2,870,115 shares of Class A common stock, par value $0.01 per share, at a proposed maximum offering price per share of $34.40, in connection with a secondary offering.

The Registrant was initially formed as JTH Holding, Inc. on September 23, 2010, which later changed its name to Liberty Tax, Inc. on July 15, 2014 and subsequently changed its name to Franchise Group, Inc. on September 19, 2019. The Amended and Restated Certificate of Incorporation of the Registrant (the “Charter”) previously provided for two classes of common stock, Class A Common Stock, par value $0.01 per share, and Class B Common Stock, par value $0.01 per share. Later, the Charter was further amended and restated to provide for a single class of common stock, par value $0.01 per share, which shares correlate to the Common Stock.

On August 21, 2023, pursuant to and in accordance with the Agreement and Plan of Merger, dated as of May 10, 2023, by and among Freedom VCM, Inc., a Delaware corporation (“Parent”), Freedom VCM Subco, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a subsidiary of Parent.

As a result of the Merger, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to the Registration Statements. Accordingly, the Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and, in accordance with undertakings made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Delaware, State of Ohio, on this 21 day of August, 2023.

FRANCHISE GROUP, INC.
By:	/s/ Eric Seeton
Name: Eric Seeton Title: Chief Financial Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.